CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 21, 2014, with respect to the statements of financial position of San Antonio Ventures Inc. as at March 31, 2013, 2012 and 2011 and the related statements of operations and comprehensive loss, cash flows and changes in equity for each of the two years in the period ended March 31, 2013 and for the period from incorporation on June 9, 2010 to March 31, 2011, included in the filing of the Form 20-F dated January 24, 2014.

In addition, we consent to the reference to our firm under the caption "Statement by Experts" in the Form 20-F.

Vancouver, Canada

January 24, 2014	Chartered Accountants